DIRECTOR NOMINATION AGREEMENT

DIRECTOR NOMINATION AGREEMENT, dated as of May 19, 2023 (this “Agreement”), by and between (i) Atento S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, with its registered office at 1, rue Hildegard von Bingen, L-1282 Luxembourg, registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B185761 (the “Company”) and (ii) Aquiline Credit Opportunities Fund L.P., 535 Madison Ave., 24th Floor, New York, NY 10022, Intrepid Income Fund and Intrepid Capital Fund, 1400 Marsh Landing Parkway, #106, c/o Hunter Hayes, Jacksonville Beach, FL 32250 and GLG Partners Limited, acting in its capacity as general partner of GLG Partners LP, acting in its capacity as investment manager or sub-investment manager of certain funds as set out in the Note Purchaser Confirmation Annex (as defined in the Note Purchase Agreement) delivered on or prior to the Initial Issue Date (as defined in the Note Purchase Agreement), Riverbank House, 2 Swan Lane, London EC4R 3AD, United Kingdom (each of them a “New Notes Purchaser” and, together with the Company, referred to as the “Parties”).

WHEREAS, the New Notes Purchasers have purchased certain senior secured notes due 2025 (the “Notes”) pursuant to an English law governed note purchase agreement, dated 15 February 2023, by and among Atento Luxco 1, a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, with its registered office at 1, rue Hildegard von Bingen, L-1282 Luxembourg, registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B170329 (the “Issuer”), as issuer, the New Notes Purchasers and certain other persons named therein, severally and not jointly, as notes purchasers (the “Note Purchase Agreement”).

WHEREAS, as an inducement for the New Notes Purchasers to acquire such Notes and for other good and valuable consideration received, the parties hereto hereby agree that this Agreement shall govern certain rights and obligations with respect to the nomination of a director (administrateur) to the board of directors of the Company (the “Board”) by the New Notes Purchasers.

WHEREAS, the Company deems it advisable and in the best interests of the Company to enter into this Agreement as set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions. Capitalised terms used not otherwise defined in this Agreement have the meaning given to those terms in the Note Purchase Agreement or the conditions thereunder (the “Conditions”). Additionally, as used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to a specified Person, any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Articles of Association” means the Updated and Coordinated Articles of Association of the Company, dated as of June 29, 2022, as may be amended from time to time.

“Board” has the meaning set forth in the preamble hereto.

“Business Day” means any day of the year on which banks are open for general business other than Saturdays, Sundays and public holidays in London, New York, New York or  Luxembourg, Grand Duchy of Luxembourg.

“Commission” means the United States Securities and Exchange Commission.

“Company” has the meaning set forth in the preamble hereto.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“New Notes Purchasers” has the meaning set forth in the preamble hereto.

“New Notes Purchasers Nominee” has the meaning set forth in Section 2(a).

“Notes” has the meaning set forth in the preamble hereto.

“Parties” has the meaning set forth in the preamble hereto.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity, or a governmental entity (or any department, agency or political subdivision thereof).

“Shareholders” has the meaning set forth in Section 2(a).

Section 2. Board Number; Board Nomination.

(a) For so long as the New Notes Purchasers (together with their respective Affiliates and Related Funds) collectively beneficially own any Notes, the New Notes Purchasers (jointly and not individually) shall have the right (but not the obligation) pursuant to this Agreement to nominate to the Board one (1) director (administrateur) as selected by the New Notes Purchasers (jointly and not individually) (the “New Notes Purchasers Nominee”), which New Notes Purchasers Nominee shall promptly fill the existing vacancy on the Board at the next meeting of the Board or by written resolution of the Board, and the Board shall (i) include such New Notes Purchasers Nominee in the slate of nominees recommended to the shareholders of the Company (the “Shareholders”) for (re-)election as a director (administrateur) at each annual or any other general meeting of the Shareholders or action by written consent at which directors (administrateurs) (including, for the avoidance of doubt, coopted directors (administrateusr coopté)) of the Company are to be elected, (ii) recommend that the Shareholders vote in favor of the election of such New Notes Purchasers Nominee at each such general meeting of the Shareholders or action by written consent at which directors (administrateurs) are to be elected, (iii) if applicable, appoint such New Notes Purchasers Nominee as a director (administrateur) at any Board meeting or action by written consent at which directors (administrateurs) are to be  appointed by cooptation and whose final appointment shall be resolved by the general meeting of the Shareholders, and (iv) otherwise support such appointment of the New Notes Purchasers Nominee in a manner no less rigorous and favorable than the manner in which the Board supports its other nominees.

(b) [Reserved]

(c) Subject to the terms hereof including Section 8(j), vacancies arising through the death, resignation or removal, for whatever reason, of any New Notes Purchasers Nominee who was nominated to the Board pursuant to this Section 2 may be filled by the Board only with a New Notes Purchasers Nominee, and the director (administrateur) so appointed by the Board following a vacancy shall hold office until the next general meeting of the Shareholders at which the Board shall (and the Company shall use its best efforts to cause the Board to), whether acting through a duly authorized committee of the Board with director nominating responsibility or otherwise, recommend the confirmation of such appointment and the election of such New Notes Purchasers Nominee.

(d) The New Notes Purchasers shall have the right to nominate a different individual to replace any then-existing New Notes Purchasers Nominee at any time. If the New Notes Purchasers desire to nominate a different individual to replace any then-existing New Notes Purchasers Nominee, then, at the request of the New Notes Purchasers, the Company (acting through the Board) shall work with the New Notes Purchasers in good faith to replace such New Notes Purchasers Nominee as promptly as practical with a replacement New Notes Purchasers Nominee selected by the New Notes Purchasers, and thereafter such individual shall as promptly as practicable be appointed as a New Notes Purchasers Nominee to the Board to replace such existing New Notes Purchasers Nominee by way of cooptation and pursuant to and in line with this Section 2.

(e) The Parties acknowledge that the final decision to appoint a director (administrateur) or to confirm the appointment of a coopted director (administrateur coopté) belongs to the general meeting of the Shareholders of the Company, which remain free to accept or refuse the appointment of a New Notes Purchasers Nominee; provided, however, that the Company and the Board shall, at all times, use their reasonable best efforts to take all necessary and desirable actions to avoid any failure by the general meeting of the Shareholders to appoint or confirm a New Notes Purchasers Nominee (other than in the case of an uncontested violation of applicable law). In the event that the general meeting of the Shareholders of the Company fail to appoint or confirm any New Notes Purchasers Nominee, the Company shall, as soon as practicable, use its reasonable best efforts to take all necessary and desirable actions (including, without limitation, calling special meetings of the Board and the Shareholders and recommending, supporting and soliciting Shareholder and Board approval) so that a New Notes Purchasers Nominee serves on the Board, subject to the New Notes Purchasers having designated a New Notes Purchasers Nominee pursuant to Section 2(a). For the avoidance of doubt, failure of the Shareholders to appoint or confirm any New Notes Purchasers Nominee to the Board shall not affect the right of the New Notes Purchasers to nominate a New Notes  Purchasers Nominee in any future election of directors (administrateurs).

(f) Notwithstanding the provisions of this Section 2, the New Notes Purchasers shall not be entitled to designate a Person as a New Notes Purchasers Nominee upon a written determination by the Board or a duly authorized committee of the Board with director nominating responsibility (which determination shall set forth in writing reasonable grounds for such determination) that such Person would not be qualified under any applicable law, rule or regulation to serve as a director (administrateur) of the Company. In such an event, the New Notes Purchasers shall be entitled to select a Person as a replacement New Notes Purchasers Nominee and the Company shall use its reasonable best efforts to cause such Person to be nominated and appointed as the New Notes Purchasers Nominee at the same meeting or by the same action by written consent as such initial Person was to be nominated. Other than with respect to the preceding sentence, the Company shall not have the right to, and shall use its reasonable best efforts to cause any other Person not to, object to any New Notes Purchasers Nominee.

(g) In the event that the New Notes Purchasers cease to have the right to appoint a New Notes Purchasers Nominee pursuant to this Section 2 or pursuant to Section 8(j), the New Notes Purchasers shall use their reasonable efforts to cause the applicable New Notes Purchasers Nominee to offer his or her or its resignation for consideration by the Board as promptly as reasonably practicable, and in any case within five (5) Business Days from the date when the New Notes Purchasers cease to have the right to designate a New Notes Purchasers Nominee pursuant to this Section 2. The New Notes Purchasers shall use their reasonable efforts to coordinate such resignation with the Company’s counsel to ensure adequate communication of any replacement.

(h) So long as this Agreement shall remain in effect, subject to applicable legal requirements, the Company shall not amend or modify its Articles of Association or other organizational documents in any manner that negates, limits or adversely affects, in each case in any material and disproportionate respect, any of the rights of the New Notes Purchasers provided hereunder.

Section 3. Nominee Expenses and Other Rights. The New Notes Purchasers Nominee shall be entitled to customary compensation arrangements, rights to indemnification, insurance, travel and expense reimbursement, in each case consistent with corresponding arrangements agreed with other non-executive members of the Board, as agreed with the Company on or before the date of this Agreement and as permitted under applicable law or regulation.

Section 4. Corporate Policies. The New Notes Purchasers acknowledge that the New Notes Purchasers Nominee will be subject to all applicable corporate governance, conflict of interest, confidentiality, stock ownership and insider trading policies and guidelines of the Company, each as approved by the Board from time to time, to the extent such policies and guidelines are applicable to all non-executive directors (administrateurs); provided that, for as long as a New Notes Purchasers Nominee serves on the Board, any Share ownership requirement for any New Notes Purchasers Nominee serving on the Board will be deemed satisfied by the securities beneficially owned by the New Notes Purchasers and/or their respective Affiliates and under no circumstances shall any of such policies, procedures, processes, codes, rules, standards and guidelines impose any restrictions on the New Notes Purchasers’ or their respective Affiliates’ transfers of securities, except as required for compliance with any law or regulation.

Section 5. Confidentiality. Each of the Parties agrees that the New Notes Purchasers Nominee shall be subject to the confidentiality obligations set forth in Section 27 of the Note Purchase Agreement which shall apply to this Agreement as if set out in full herein mutatis mutandis.

Section 6. Effectiveness. This Agreement shall become effective on the date of this Agreement.

Section 7. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement, unless otherwise provided in this Agreement, will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile or electronic mail to the recipient. Such notices, demands and other communications will be sent to the applicable party hereto at such address or to the attention of such other Person as is specified in the Company’s books and records or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party.

Section 8. Miscellaneous.

(a) Amendments and Waivers. Except as otherwise provided herein, no modification, amendment or waiver to or of this Agreement or any provision hereof shall be effective against the Company or the New Notes Purchasers unless such modification, amendment or waiver is approved in writing by the Company and the New Notes Purchasers. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party to assert its or his or her rights hereunder on any occasion or series of occasions.

(b) Successors and Assigns. All covenants and agreements in this Agreement by or on behalf of any of the Parties hereto will bind and inure to the benefit of the respective successors and permitted assigns of the Parties hereto, whether so expressed or not. Unless expressly authorized under this Agreement, this Agreement cannot be assigned by any of the Parties hereto.

(c) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(d) Counterparts. This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

(e) GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the Grand Duchy of Luxembourg. The Parties hereto irrevocably agree that any disputes arising out of or in connection with this Agreement shall be submitted exclusively to the courts of the City of Luxembourg, Grand Duchy of Luxembourg.

(f) Time is of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day which is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

(g) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(h) Certain Adjustments. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for the Notes, by combination,recapitalization, reclassification, merger, consolidation or otherwise and the term “Notes” shall include all such other securities.

(i) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the Parties hereto with regard to the subject matter hereof and supersedes all prior oral or written (and all contemporaneous oral) agreements or understandings with respect to the subject matter hereof.

(j) Termination. The Agreement shall severally, but not jointly, terminate with respect to any New Notes Purchaser at such time as that New Notes Purchaser (together with its Affiliates and Related Funds) ceases to be the holder of record of any Notes, but only with respect to such New Notes Purchaser, and on and from such time, the Company shall be under no further obligations towards that New Notes Purchaser under this Agreement, and the defined term “New Notes Purchasers” as used herein, shall be construed as including only those New Notes Purchasers that are holders of record of Notes. Upon a valid termination of this Agreement in accordance with this Section 8(j) with respect to all New Notes Purchasers, this Agreement shall forthwith become void and have no effect, without any further liability or obligation on the part of any Party hereto with respect to the matters contemplated by this Agreement; provided, however, that the Parties hereto shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 3, Section 7, Section 6, Section 8(e), Section 8(h) and this Section 8(j), which provisions shall survive such termination.

(k) Electronic Signatures. The Parties irrevocably and unreservedly agree that this Agreement and the other document(s) in question may be executed by way of qualified electronic signatures and the Parties agree that such document(s), or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

(l) Further Assurances. Each Party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other Party hereto or Person subject hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement. Neither the Company nor the Board shall directly or indirectly take any action that is intended to, or would reasonably be expected to result in, the New Notes Purchasers being deprived of the rights contemplated by this Agreement, subject to any mandatory provision of Luxembourg law.

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IN WITNESS WHEREOF this Agreement has been signed by each of the parties hereto, and shall be effective as of the date first above written.
ATENTO S.A. By: /s/ Anil Bhalla Name: Anil Bhalla Title: Director
AQUILINE CREDIT OPPORTUNITIES FUND L.P. BY: AQUILINE CREDIT OPPORTUNITES GP LTD., ITS GENERAL PARTNER By: /s/ Vicenzo La Ruffa Name: Vicenzo La Ruffa Title: Director
INTREPID CAPITAL FUND By: /s/ Mark F. Travis Name: Mark F. Travis Title: President
INTREPID INCOME FUND By: /s/ Mark F. Travis Name: Mark F. Travis Title: President

GLG PARTNERS LIMITED, ACTING IN ITS CAPACITY AS INVESTMENT MANAGER OR SUB-INVESTMENT MANAGER OF CERTAIN FUNDS AS SET OUT IN THE NOTE PURCHASER CONFIRMATION ANNEX (AS DEFINED IN THE NOTE PURCHASE AGREEMENT) DELIVERED ON OR PRIOR TO THE INITIAL ISSUE DATE (AS DEFINED IN THE NOTE PURCHASE AGREEMENT)

By:  /s/ Aled Knights
       Name: Aled Knights
       Title: Authorised Signatory

By:  /s/ Henry Ellis
       Name: Henry Ellis
       Title: Authorised Signatory

[Signature Page to Director Nomination Agreement]